UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2011

THE COAST DISTRIBUTION SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9511	94-2490990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Woodview Avenue, Morgan Hill, California	95037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 782-6686

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 20, 2011, the Company and James Musbach, its President and Chief Executive Officer, entered into an Employment Agreement. The Employment Agreement continues Mr. Musbach’s employment as the Company’s CEO for a term ending on December 31, 2012. It provides for payment to him of a base salary of $237,500 per year, which is unchanged from his base annual salary prior to entry into the Employment Agreement. The Agreement also entitles Mr. Musbach to participate in employee benefit programs that are generally made available to other full time employees of the Company and in cash bonus and stock incentive plans in which other executive officers are eligible to participate. The Employment Agreement provides that if Mr. Musbach’s employment is terminated by the Company without cause, or due to a material breach of the Agreement by the Company he will become entitled to receive a lump sum cash payment of the lesser of (a) the salary he would have received had he continued in the Company’s employ until the end of the original term of the Agreement or (b) one year’s salary. The Agreement also provides that if (i) there is a change of control of the Company and, (ii) on consummation of or within 12 months following the change of control, his employment is terminated without cause or he elects to terminate his employment due to the occurrence of certain specified events that adversely affect his position as CEO (“good reason events”), such as a demotion without cause from his position as the Company’s CEO or a reduction in his base compensation (in the absence of equivalent salary reductions for the other executive officers of the Company), he will become entitled to receive severance compensation comprised of (x) an amount equal to one (1) times his annual base salary then in effect, (y) the payment by the Company of Mr. Musbach’s share of the “COBRA” health insurance premiums for a period that is the shorter of 18 months or until he obtains group health insurance coverage from another employer, and (z) the acceleration of the vesting of any unvested stock options or restricted shares then held by him. However, such severance compensation may not, in any event, equal or exceed the amount which would result in the imposition of excise taxes under Section 280g of the Internal Revenue Code.

The foregoing description of Mr. Musbach’s Employment Agreement is not intended to be complete and is qualified in its entirety by reference to that Agreement, a copy of which is attached hereto as Exhibit 10.49.

Item 5.02	Compensatory Arrangements of Certain Officers.

As noted in Item 1.01 above, on July 20, 2011 the Company entered into an Employment Agreement with James Musbach, its Chief Executive Officer. A copy of that Agreement is attached hereto as Exhibit 10.49 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.49	Employment Agreement dated July 20, 2011 between the Company and James Musbach, its Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE COAST DISTRIBUTION SYSTEM, INC.

Dated: July 21, 2011	By:	/s/ SANDRA A. KNELL
Sandra A. Knell, Executive Vice President & Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.49	Employment Agreement dated July 20, 2011 between the Company and James Musbach, its Chief Executive Officer.

E-1